Exhibit 99.1

Press Release

Clean Harbors Reports Record

First-Quarter 2008 Financial Results

Strong Demand for Technical and Site Services

Drives 18% Revenue Increase and 50% Growth in EBITDA

Norwell, MA – May 7, 2008 – Clean Harbors, Inc. (“Clean Harbors”) (NASDAQ: CLHB), the leading provider of environmental and hazardous waste management services throughout North America, today announced financial results for the first quarter ended March 31, 2008.

For the first quarter of 2008, Clean Harbors reported an 18 percent increase in revenue to $242.5 million from $205.0 million in the first quarter of 2007. Income from operations rose 88 percent to $20.0 million from $10.7 million in the first quarter of 2007. First quarter 2008 net income attributable to common shareholders increased 160 percent to $8.9 million, or $0.43 per diluted share, from $3.4 million, or $0.17 per diluted share, in the first quarter of 2007.

EBITDA (see description below) increased 50 percent to $33.1 million in the first quarter of 2008, from $22.1 million in the comparable period of 2007.

Comments on the First Quarter

“In the first quarter, we extended the momentum we generated throughout 2007 and delivered another solid quarter of revenue and profitability growth,” said Alan S. McKim, Chairman and Chief Executive Officer. “Once again, we experienced growth across both Technical Services and Site Services as we achieved a double–digit increase in revenue. We saw strength within many of our vertical markets in the quarter, particularly refineries, pharmaceuticals and chemicals. Utilization at our incinerators remained high at nearly 93 percent with healthy contributions from both our U.S. and Canadian locations. In addition, our landfill volumes increased 40 percent from the year earlier period. The first quarter did not involve any significant emergency response events. Overall, we were pleased that our first-quarter growth was broad based, as all of our geographic regions were above plan.”

“Our business model is centered around our extensive network of disposal assets, which affords us substantial leverage,” McKim said. “As a result of this leverage and our ongoing cost control initiatives, our 18 percent revenue growth translated into a 50 percent increase in EBITDA for the quarter. While we are facing ongoing cost pressures related to fuel, healthcare and raw materials, we continued to be proactive with our fuel recovery surcharges and the implementation of price increases to offset some of these expenses. Advances in procurement and other cost containment strategies also are helping to incrementally improve our margins.”

42 Longwater Drive • P.O. Box 9149 • Norwell, Massachusetts 02061-9149 • 781.792.5000 • www.cleanharbors.com

“The expansion of our incineration capacity remained on plan as we added 7,000 tons during the quarter,” McKim continued. “We continue to target the next phase by adding 14,000 tons by the middle of the third quarter, with the remaining 29,000 additional tons coming online sometime between year-end and mid-2009 depending upon the permitting process. We also recently completed the first phase of construction at our solvent recovery plant at our El Dorado, Arkansas facility, and we’ve just been awarded our first job. We’re eager to commence commercial operations at the facility and expect that location, along with recently acquired solvent recovery facilities in Chicago, Illinois and Hebron, Ohio to be steady contributors to growth in the years ahead.”

“Within our Site Services segment, we continued to execute against our growth strategy, which combines acquisitions with internally generated growth,” said McKim. “We opened a new branch in Milwaukee during the first quarter and are excited to capitalize on the prospects in that market. Toward the end of the quarter, we announced the acquisition of Universal Environmental and its seasoned team of nearly 100 employees. The acquisition provided us with two mature service branches in California and Nevada, and greatly enhanced our footprint in the West. These types of locally entrenched service organizations are ideal additions to our Site Services business because they not only provide us a base from which to grow, but afford us the opportunity to cross-sell to our Technical Services accounts and generate higher volumes at our disposal facilities.”

Non-GAAP First-Quarter Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved. The Company defines EBITDA in accordance with its outstanding credit agreement, as described in the following reconciliation showing the differences between reported net income and EBITDA for 2008 and 2007 (in thousands):

	For the three months ended:
	March 31,	March 31,
	2008	2007

Net income	$8,922	$3,501
Accretion of environmental liabilities	2,670	2,474
Depreciation and amortization	10,475	8,938
Interest expense, net	3,385	3,184
Provision for income taxes	7,589	3,974
Other (income) expense	104	(6)
EBITDA	$33,145	$22,065

Business Outlook and Financial Guidance

“Going forward, we plan to continue our comprehensive growth strategy,” concluded McKim. “Through our successful public offering in April, we now have considerable financial flexibility with more than $250 million in cash and equivalents. The pipeline for potential acquisitions is robust and we will continue to carefully evaluate prospects across a variety of areas. As the established leader in the environmental services marketplace, we are in a strong position – benefiting from favorable industry trends and significant economies of scale. We are on track to achieve our goal of one billion dollars in annual revenue.”

For the second quarter of 2008, the Company expects revenue in the range of $260 million to $263 million. The Company expects to generate EBITDA for the second quarter of 2008 in the range of $41 million to $43 million.

Clean Harbors has also updated its full-year 2008 guidance. The Company now expects to increase revenues in the range of 8 percent to 10 percent, and achieve EBITDA growth in the range of 20 percent to 22 percent. The Company previously anticipated full year 2008 revenue growth in the range of 6 percent to 8 percent, and EBITDA growth in the range of 17 percent to 20 percent.

Conference Call Information

Clean Harbors will conduct a conference call for investors to discuss the information contained in this press release today, Wednesday, May 7, 2008 at 9:00 a.m. (ET). On the call, Chairman, President and Chief Executive Officer Alan S. McKim and Executive Vice President and Chief Financial Officer James M. Rutledge will discuss Clean Harbors’ financial results, business outlook and growth strategy.

Investors who wish to listen to the first-quarter webcast should log onto www.cleanharbors.com/investor_relations. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Clean Harbors, Inc.

Clean Harbors is North America’s leading provider of environmental and hazardous waste management services. With an unmatched infrastructure of 51 waste management facilities, including nine landfills, six incineration locations, six wastewater treatment centers and two solvent recovery facilities, the Company provides essential services to over 45,000 customers, including more than 325 Fortune 500 companies, thousands of smaller private entities and numerous federal, state and local governmental agencies.

Headquartered in Norwell, Massachusetts, Clean Harbors has more than 100 locations strategically positioned throughout North America in 36 U.S. states, six Canadian provinces, Mexico and Puerto Rico. For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission. Furthermore, all financial information in this press release is based on preliminary data and is subject to the final closing of the Company’s books and records.

A variety of factors beyond the control of the Company may affect the Company’s performance, including, but not limited to:

•                  The Company’s ability to manage the significant environmental liabilities that it assumed in connection with the CSD and other acquisitions;

•                  The availability and costs of liability insurance and financial assurance required by governmental entities relating to our facilities;

•                  The effects of general economic conditions in the United States, Canada and other territories and countries where the Company does business;

•                  The effect of economic forces and competition in specific marketplaces where the Company competes;

•                  The possible impact of new regulations or laws pertaining to all activities of the Company’s operations;

•                  The outcome of litigation or threatened litigation or regulatory actions;

•                  The effect of commodity pricing on overall revenues and profitability;

•                  Possible fluctuations in quarterly or annual results or adverse impacts on the Company’s results caused by the adoption of new accounting standards or interpretations or regulatory rules and regulations;

•                  The effect of weather conditions or other aspects of the forces of nature on field or facility operations;

•                  The effects of industry trends in the environmental services and waste handling marketplace; and

•                  The effects of conditions in the financial services industry on the availability of capital and financing.

Any of the above factors and numerous others not listed nor foreseen may adversely impact the Company’s financial performance. Additional information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission, which may be viewed on www.cleanharbors.com/investor_relations.

Contact:

James M. Rutledge	Bill Geary
Executive Vice President and Chief Financial Officer	Executive Vice President and General Counsel
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5130
InvestorRelations@cleanharbors.com

Jim Buckley

Executive Vice President

Sharon Merrill Associates, Inc.

617.542.5300

clhb@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	For the three months ended:
	March 31,	March 31,
	2008	2007
Revenues	$242,509	$205,024
Cost of revenues (exclusive of items shown separately below)	170,194	151,604
Selling, general and administrative expenses	39,170	31,355
Accretion of environmental liabilities	2,670	2,474
Depreciation and amortization	10,475	8,938
Income from operations	20,000	10,653
Other income (expense)	(104)	6
Interest expense, net	(3,385)	(3,184)
Income before provision for income taxes	16,511	7,475
Provision for income taxes	7,589	3,974
Net income	8,922	3,501
Dividends on Series B Preferred Stock	—	69
Net income attributable to common shareholders	$8,922	$3,432

Earnings per share:
Basic earnings attributable to common shareholders	$0.44	$0.17
Diluted earnings attributable to common shareholders	$0.43	$0.17

Weighted average common shares outstanding	20,357	19,750
Weighted average common shares outstanding plus potentially dilutive common shares	20,910	20,637

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	March 31,	December 31,
	2008	2007
Current assets:
Cash and cash equivalents	$86,153	$119,538
Marketable securities	1,500	850
Accounts receivable, net	180,411	193,126
Unbilled accounts receivable	15,051	14,703
Deferred costs	6,136	7,359
Prepaid expenses and other current assets	12,918	10,098
Supplies inventories	23,395	22,363
Deferred tax assets	11,497	11,491
Properties held for sale	374	910
Total current assets	337,435	380,438

Property, plant and equipment, net	288,254	262,601

Other assets:
Long-term investments	6,116	8,500
Deferred financing costs	5,306	5,881
Goodwill	24,809	21,572
Permits and other intangibles, net	82,553	74,809
Deferred tax assets	12,317	12,176
Other	4,052	3,911
	135,153	126,849
Total assets	$760,842	$769,888

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’EQUITY

(in thousands)

	March 31,	December 31,
	2008	2007
Current liabilities:
Uncashed checks	$6,854	$5,489
Current portion of capital lease obligations	478	1,251
Accounts payable	74,509	81,309
Deferred revenue	25,061	29,730
Other accrued expenses	60,346	65,789
Current portion of closure, post-closure and remedial liabilities	22,061	18,858
Income taxes payable	3,651	8,427
Total current liabilities	192,960	210,853
Other liabilities:
Closure and post-closure liabilities, less current portion	25,134	24,202
Remedial liabilities, less current portion	139,329	141,428
Long-term obligations	120,746	120,712
Capital lease obligations, less current portion	616	1,520
Unrecognized tax benefits and other long-term liabilities	70,550	68,276
Total other liabilities	356,375	356,138
Total stockholders’ equity, net	211,507	202,897
Total liabilities and stockholders’ equity	$760,842	$769,888